Exhibit 10.19

ELECTRIC SERVICE AGREEMENT

This AGREEMENT is made by and between Lake Region Electric Cooperative of Pelican Rapids, Minnesota (hereinafter called LREC)) and Otter Tail Ag Enterprises, LLC of Fergus Falls, Minnesota (hereinafter called OTAE).

OTAE is to be the owner and operator of an ethanol manufacturing facility outside of the municipal limits of the City of Fergus Falls, located in Section 20, Fergus Falls Township, Otter Tail County, Minnesota.

The OTAE owners and developers of the Plant desire to contract for the entire electrical service for its Plant at a capacity level of approximately 7800 kW.

LREC is willing to render such service to OTAE’s Plant in accordance with the terms and conditions of this Agreement.

1.0          Agreement to Sell and Purchase

LREC hereby agrees to sell and deliver to OTAE and OTAE agrees to purchase and receive from LREC all of the electric service needed at the SITE for or by OTAE or its successors based on the current electrical power transmission and distribution system. In the event that changes in technology in manufacturing processes or alternative energy sources cause a material change to OTAE’s need to purchase power from LREC through the current electrical power transmission and distribution system, LREC and OTAE agree to re-negotiate this Agreement in good faith consistent with those changed circumstances and the then prevailing electric market.

2.0          Service Characteristics

Service hereunder shall be three phase (30) 60 Hz, at 480 and 4160 nominal service voltage. All energy shall be primary metered at a single point at 12,500 volts. LREC will furnish the necessary equipment and facilities to serve the electrical load.

3.0          Service Conditions and Requirements

3.1                                   Cooperative Responsibility. LREC will furnish, install and maintain the electrical facilities necessary to properly and adequately deliver to OTAE all of the electric power and energy as stipulated under the terms and conditions of this Agreement and to accurately meter the same.

3.2                                  Location of Cooperative Facilities. OTAE will provide and maintain a suitable location for the installation of LREC’s facilities on or immediately adjacent to the property of OTAE, where and as may reasonably be required to deliver the power, hereunder, as close as practicable to the point of OTAE’s use.

3.3                                   Cooperative Facility Ownership. Electric service equipment furnished, installed, operated and maintained according to standard industry practices by LREC on the property of OTAE shall remain the property of LREC and may be removed upon termination of this Agreement.

3.4                                   Points of Delivery. The electric service provided for under this Agreement shall be delivered by LREC and received by OTAE at the points of connection between OTAEs and LREC’s equipment, being either the electrical transition cabinets furnished by OTAE or the secondary voltage side of the distribution transformers furnished by LREC, as determined by LREC’s requirements. All electrical equipment furnished by LREC at the points of delivery shall be suitable for the purposes set forth in this Agreement, and shall be installed and maintained by LREC in conformity with the requirements of the National Electric Safety Code.

3.5                                   No Resale. OTAE agrees not to resell any electric capacity and energy furnished under this Agreement.

3.6                                   Accessibility. Duly authorized representatives of LREC shall be permitted to enter OTAE’s premises at all reasonable times, with the approval of OTAE personnel, in order to carry out the provisions hereof.

3.7                                   Power Quality. OTAE shall, at its own risk and expense, furnish, install, and keep in good and safe condition all electric lines, machinery and apparatus which may be required for receiving electric capacity and energy from LREC at the points of delivery, and for distributing and utilizing such capacity and energy. This will include, but not limited to, protective equipment to adequately protect OTAE’s equipment from overload, single phasing and improper rotation.

All electrical equipment on the premises of OTAE or connecting OTAE’s premises with LREC service, furnished by OTAE, shall be suitable for the purpose set forth in this Agreement, and shall be installed and maintained by OTAE at all times in conformity with the requirements of the National Electric Safety Code, the National Electrical Code, the properly constituted local authorities.

LREC reserves the right to require OTAE to eliminate any unacceptable disruptive use of the power and energy purchased hereunder or to pay for LREC eliminating the disruption.

3.8                                   Interruption of Power Supply. LREC may temporarily interrupt or reduce deliveries of power and energy if LREC determines that such interruption or reduction is necessary or desirable in case of system emergencies, or in order to install equipment in, make replacements within, make investigations and inspections of, or perform other maintenance work on OTAE’s facilities or the transfer system. Except in case of emergency, in order that OTAE’s operations will not be unreasonably interfered with, LREC shall give 48 hours advance notice to OTAE of any such interruption or reduction, the reason for such interruption or reduction, and the probable duration of such interruption or reduction to the extent of LREC’s knowledge of the situation. To the extent possible, LREC will coordinate any outage with OTAE. LREC shall make available the use of temporary facilities or equipment to minimize the effect of any such interruption or reduction to the extent reasonable and appropriate.

3.9                                   Metering. LREC will install and maintain instruments for the facility as follows:

A. LREC shall furnish and install all necessary meters to measure the electricity furnished by LREC to OTAE’s Plant.

B.   LREC shall be responsible for all the repair, replacement and preventative maintenance of meters it installs or has installed. OTAE shall be responsible for all repair, replacement and preventative maintenance of meters it installs, if any.

C.   LREC, at its expense, shall be responsible for the testing and calibration of all meters under paragraph A of this Section. OTAE shall provide access to LREC personnel during reasonable hours as necessary and required to accomplish the inspection, testing, calibration and operation of LREC’s metering equipment. If requested by OTAE, LREC shall provide a minimum of one (1) week notice to OTAE of its planned tests of meters and shall permit a representative of OTAE to be present at all times the meters are being tested. In addition, LREC will test any or all of such meters as may reasonably be requested by OTAE. Reasonable costs for such required tests shall be paid by OTAE unless any of the meters are found to be inaccurate in excess of 2% in which case LREC shall pay for such tests.

D.   Adjustments shall be made in meter readings and billings for errors in a meter reading within six (6) months of the discovery of an error.

3.10                             Compliance with Construction and Operational Timeline. LREC agrees to install and make operational its electric distribution system to the SITE consistent with the plant’s construction and operational timelines. LREC agrees that it will furnish at least four (4) MW service to OTAE’s master control centers by August 1, 2007, and the full power load will be on line by December 1,2007.

3.11                             LREC’s Duties to Minimize Service Interruptions. LREC agrees to purchase key spare equipment, specifically one 2500 kVA-480V transformer and one 2000 kVA-4160V transformer, and hold it in safekeeping for the purpose of replacing failed equipment for the SITE’S electric power distribution system. Moreover, LREC agrees to implement and maintain a written service interruption remediation plan which is acceptable to OTAE and covers communication issues dispatching of repair technicians, and other matters relevant to the expeditious restoration of power to OTAE and its operations.

4.0          Indemnification and Hold Harmless

4.1                                   OTAE shall indemnify, defend, and save harmless LREC, its officers, directors, employees, and members from any liability, loss, or expense arising from or growing out of injury to persons, including death, or property damages incurred by persons other than the parties, which may occur on the electric system of OTAE and on its side of the points of delivery or due to any breaches of this Agreement by OTAE, unless such loss is due to the negligence of LREC, its agents, employees, or assigns. In the event that this indemnification and hold harmless provision is not applicable, then each party’s legal liability shall be determined by applicable Minnesota law.

4.2                                   LREC shall indemnify, defend and save harmless OTAE, its officers, governors, employees, and members from any liability, loss, or expense arising from or growing out of injury to persons, including death, or property damages for persons other than the parties, which may occur (i) on the electric system of LREC and on its side of the points of delivery: (ii) due to the operating procedures implemented by LREC on OTAE’s side of the points of delivery of the electricity to the SITE; or (iii) due to any breaches of this Agreement by LREC; unless such loss is due to the negligence of OTAE, its agents, employees, or assigns. In the event that this indemnification and hold harmless provision is not applicable, then each party’s legal liability shall be determined by applicable Minnesota law.

5.0          Payment and Default

5.1            Rate Schedule Application. OTAE shall pay LREC for service rendered hereunder at the rates and upon the terms and conditions set forth in the Contract Service Rate Schedule attached to and made part of this Agreement.

5.2            Bill Payment. Bills for service hereunder shall be paid at the office of LREC or in such other manner as may be utilized by LREC. Such payment shall be due fifteen (15) days after the bill for the preceding monthly billing for services hereunder has been delivered to OTAE.

5.3            Remedies for Default. In the event OTAE shall fail to comply with or shall violate the provisions of this Agreement, or if OTAE shall fail to pay for electric service provided by LREC pursuant to the terms of its Rules and Polices, and such failure or violation is not remedied or prompt and full performance is not accomplished by OTAE within thirty (30) days after written notice of such failure or violation is given by LREC, LREC may pursue any remedies at law and those under the policies of the cooperative including the right to disconnect service to OTAE’s premises.

5.4            Late Payment Charge. LREC will apply and OTAE will pay a one and one-half percent (1.5%) per month late payment charge on any balance due after the due date.

5.5            Recovery for Change in Cost. LREC may pass through to OTAE increases in costs incurred by LREC or its Wholesale Power Supplier which are imposed by units or agencies of Federal or State government, such as taxes, fees and assessments. These costs shall include expenses incurred due to changes in applicable tax, environmental or regulatory laws or governmental actions occurring or imposed after the date of this Agreement, as well as changes in assessments or fees charged by the Mid-Continent Area Power Pool (MAPP), Midwest Independent Transmission System Operator (MISO) or its successor.

6.0          Term of Agreement

This Agreement shall be in effect at the date of signing. It shall be in effect for a period to coincide with the rate term selected. The start date of the initial billing period under the terms of this agreement is expected to be December 1, 2007 and shall continue thereafter until terminated as provided herein. Either party may terminate this Agreement (after the initial rate term or any continuation period) upon 12 months’ written notice to the other.

7.0          Termination

7.1            Termination. In the event of termination of this Agreement by either party, OTAE shall be obligated to pay to LREC the following;

A.   The amounts due for electric service under Section 5.0 of this Agreement.

B.          In the event OTAE ceases to take service hereunder by reason of insolvency or bankruptcy, LREC may elect to terminate under this paragraph. In this event, or in the event of termination pursuant to paragraph 5.3, above, LREC may, at its election and in addition to any other remedies it may have at law, set-off against any amounts owed by OTAE to LREC under this or any other section of this Agreement any patronage capital assigned to the account of OTAE, at such time as retired.

8.0          Cooperative Membership and Patronage Capital Credits

8.1            Cooperative Membership. OTAE shall be a member of LREC during the term of this agreement and be bound by such rules and regulations as may from time-to-time be adopted or modified by LREC’s Board of Directors.

8.2            Patronage Capital Credits. LREC, through its Board of Directors, may make classification of its patrons and business and allocate the total excess, if any, of revenues over expenses in any year to patron classifications. LREC may create a separate classification of business applicable to patrons receiving service under the Contract Rate Schedule.

9.0          Force Majeure and Forced Outage

In the event LREC shall be wholly or partially prevented delivering the electric capacity and energy contracted for herein, or in case the service of such capacity and energy shall be interrupted, or in case OTAE shall be prevented fro receiving, using, and applying the same, by reason of or through strikes, stoppages of labor, riots, fire, flood, invasion, terrorism, insurrection, accident, the order of any court judge, or civil authority, changes in federal, state, or other governmental laws, agency orders, decrees, restraints or regulations, failure or shortage of materials, act of God, or any cause reasonably beyond its control and attributable to its neglect, then and in such event LREC shall not be obligated to deliver such electric capacity, energy and service under and pursuant to this Agreement during such period, and shall not be liable for any damage or loss resulting from such interruption or suspension, and OTAE shall not be obligated or liable to pay for such capacity, energy or service not delivered, furnished, or supplied during such period.

In any and all such events the party suffering such interruption or suspension shall be prompt and diligent in removing the cause of such interruption or suspension. Either party whose plant shall suspend operation by reason of accident to its machinery, equipment or system, shall proceed at once to repair the same within a reasonable time, and, failing to do so, the limit or exemption from liability as fixed in this section shall not apply, and the party so failing shall be liable to the other as though no such limit or exemption had been fixed.

10.0        General

10.1                          Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and shall be governed by the laws of the State of Minnesota without giving effect to its conflict of law principles.

10.2                          Entire Agreement. This Agreement supersedes all previous agreements and amendments relating to the rendering of electric service at the SITE by LREC to OTAE.

10.3                          Assignment. Neither LREC nor OTAE shall voluntarily assign its rights nor delegate its duties under this Agreement, or any part of such rights or duties, without the written consent of the other party. Such consent shall not unreasonably be withheld. This Agreement shall inure to and bind the parties’ successors and assigns.

10.4                          Several Obligations. LREC and OTAE shall each be individually and severally liable for its own obligations under this Agreement.

10.5                          Waiver. Any waiver at any time by either party of its rights with respect to a default under this Agreement, or with respect to any other matters arising in connection with this Agreement, shall be in writing and shall not be deemed a waiver with respect to any subsequent default or other matter.

10.6                          Notice. Any notice provided for or concerning this Agreement shall be in writing and shall be deemed sufficiently given when sent by certified or registered mail if sent to the respective address of each party.

10.7                          Easement and Access. OTAE shall grant to LREC, during the period of this Agreement, easements of rights-of-way for the construction, extension, maintenance, and repair or removal of electric lines, either overhead or underground, which are or may become necessary to provide the electric service described herein, including the necessary fixtures and apparatus in connection therewith. Further right-of-way, when necessary, shall be granted to LREC to place, position, and locate the butts of its main poles, pole structures, or underground wires, over, across, or under OTAE’s property in such manner and location as the parties may mutually agree. LREC shall be given the right-of-way, ingress and egress, at all reasonable times, with the approval of OTAE, for the purpose of the right-of-way granted and shall have the right to cut down and trim all trees as reasonable necessary to keep the wires of its electric lines clear, so as to be maintained in accordance with LRECs standards of construction and maintenance.

10.8                          Invalid Provisions. The invalidity of any portion of this Agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by

10.9                          Paragraph Headings. The titles to the paragraphs of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives, this 18 day of May, 2007.

OTTER TAIL AG ENTERPRISES, LLC.		LAKE REGION ELECTRIC COOPERATIVE

By	/s/ Jerry Larson	By	/s/ Dan Elton
Dan Elton, Interim CEO

Print name	Jerry Larson	Print name	Dan W. Elton

Its	President	Its	Interim CEO